Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-173182 and 333-251210) of Pearson plc of our report dated March 30, 2022, except for the effects of the revision discussed in note 1b and the change in composition of reportable segments discussed in note 2 to the consolidated financial statements appearing under Item 18 of Pearson plc’s 2022 Annual Report on Form 20-F, as to which the date is March 31, 2023, relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

March 13, 2024